Exhibit T3A.17

Commonwealth of The Bahamas

The International Business Companies Act

IBC 01

(No. 45 of 2000)

Certificate of Incorporation

(SECTION 16)

No. **147561 B**

<u>DEGREES LIMITED</u>

I, **JACINDA P. BUTLER,** *Deputy Registrar General, the Commonwealth of The Bahamas do hereby certify pursuant to the International Business Companies Act 2000, (No. 45 of 2000) that all the requirements of the said Act in respect of incorporation have been satisfied, and that*

DEGREES LIMITED

is incorporated in the Commonwealth of The Bahamas as an International Business Company this **6th** *day of* **March, 2007**

Given under my hand and seal
At Nassau in the Commonwealth
of The Bahamas

Deputy Registrar General